Exhibit 99.5

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Asset Purchase Agreement

On April 17, 2024, MediaCo Holding Inc., an Indiana corporation (“MediaCo” or “the Company”), and its wholly-owned subsidiary MediaCo Operations LLC, a Delaware limited liability company (“Purchaser”), entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Estrella Broadcasting, Inc., a Delaware corporation (“Estrella”), and SLF LBI Aggregator, LLC, a Delaware limited liability company (“Aggregator”) and affiliate of HPS Investment Partners, LLC (“HPS”), pursuant to which Purchaser purchased substantially all of the assets of Estrella and its subsidiaries (other than certain broadcast assets owned by Estrella and its subsidiaries (the “Estrella Broadcast Assets”)) (the “Purchased Assets”), and assumed substantially all of the liabilities (the “Assumed Liabilities”) of Estrella and its subsidiaries (the foregoing collectively, the “Estrella Acquisition”).

MediaCo provided the following consideration for the Purchased Assets (the “Transaction Consideration”):

a.	A warrant (the “Warrant”) to purchase up to 28,206,152 shares of MediaCo’s Class A common stock, par value $0.01 per share (“Class A common stock”);

b.	60,000 shares of a newly designated series of MediaCo’s preferred stock designated as “Series B Preferred Stock” (the “Series B Preferred Stock”),

c.	A term loan in the principal amount of $30.0 million under the Second Lien Credit Agreement (as defined below) (the “Second Lien Term Loan”); and

d.
An aggregate cash payment in the amount of approximately $25.5 million to be used, in part, for the repayment of certain indebtedness of Estrella and payment of certain Estrella transaction expenses, financed through the First Lien Credit Agreement (as defined below).

The shares of Class A common stock issuable upon the exercise of the Warrant and the shares of Class A common stock issuable upon the exercise of the Option Agreement (as defined below) represent approximately 43% of the outstanding shares of Class A common stock on a fully diluted basis (assuming the full exercise of the Warrant and the Option Agreement (as defined below)).

Option Agreement

On April 17, 2024, in connection with the Estrella Acquisition, MediaCo and Purchaser entered into an Option Agreement (the “Option Agreement” and, together with the Estrella Acquisition and the transactions contemplated by the Network Affiliation Agreement (as defined below) and the Network Program Supply Agreement (as defined below), each as described below, collectively, the “Estrella Transaction”) with Estrella and certain subsidiaries of Estrella pursuant to which (i) Purchaser was granted the option to purchase 100% of the equity interests of certain subsidiaries of Estrella holding the Estrella Broadcast Assets (the “Option Subsidiaries Equity”) in exchange for 7,051,538 shares of Class A common stock, and (ii) Estrella was granted the right to put the Option Subsidiaries Equity to Purchaser for 7,051,538 shares of Class A common stock beginning six months after the date of the closing of the Estrella Transaction (the “Closing Date”) and ending on the seventh anniversary of the Closing Date, which will automatically extend for a renewal term of seven additional years unless both parties mutually agree otherwise.

Voting and Support Agreement

The Asset Purchase Agreement provides that MediaCo will prepare and file with the Securities and Exchange Commission (the “SEC”) a proxy statement to be sent to MediaCo stockholders relating to a special meeting of MediaCo stockholders (the “Stockholders Meeting”) to be held to consider approval of the issuance of shares of Class A common stock upon exercise of the Warrant and the issuance of shares of Class A common stock pursuant to the Option Agreement (the “Proposal”).

On April 17, 2024, in connection with the Estrella Acquisition, SG Broadcasting LLC (“SG Broadcasting”), the holder of shares of Class A common stock and Class B common stock, par value $0.01 per share (“Class B common stock”) representing a majority of the voting power of the shares of MediaCo, entered into a Voting and Support Agreement with MediaCo and Estrella (the “Voting and Support Agreement”), pursuant to which SG Broadcasting agreed to, among other things, and subject to the terms and conditions set forth therein, at any meeting of MediaCo stockholders (including the Stockholders Meeting), or at any adjournment or postponement thereof, vote in favor of the Proposal and against any action or proposal that would reasonably be expected to prevent or materially delay consummation of the Proposal. The Voting Agreement also includes certain customary restrictions on SG Broadcasting’s ability to transfer its shares of MediaCo stock. The Voting Agreement will automatically terminate upon the date on which the Proposal is approved.

Warrant

On April 17, 2024, in connection with the Estrella Acquisition, MediaCo issued the Warrant, which provides for the purchase of up to 28,206,152 shares of Class A common stock (the “Warrant Shares”), subject to customary adjustments as set forth in the Warrant, at an exercise price per share of $0.00001. Subject to certain limitations, the Warrant also provides that the Warrant holder has the right to participate in distributions on Class A common stock on an as-exercised basis. The Warrant further provides that in no event shall the aggregate number of Warrant Shares issuable to the Warrant holder upon exercise of the Warrant exceed 19.9% of the aggregate number of shares of common stock of MediaCo outstanding, or the voting power of such outstanding shares of common stock, on the business day immediately preceding the issue date for such Warrant Shares, calculated in accordance with the applicable rules of the Nasdaq Capital Market (“Nasdaq”), unless and until the Proposal has been approved.

The shares of Class A common stock issuable upon the exercise of the Warrant and the shares of Class A common stock issuable upon the exercise of the Option Agreement represent approximately 43% of the outstanding shares of Class A common stock on a fully diluted basis (assuming the full exercise of the Warrant and the Option Agreement).

First Lien Term Loan

In order to finance the Estrella Acquisition, MediaCo entered into a maximum $45.0 million first lien term loan credit facility, dated April 17, 2024 (the “First Lien Credit Agreement”), with White Hawk Capital Partners, LP, as term agent thereunder, and the lenders party thereto. Under the terms of the First Lien Credit Agreement, MediaCo received an initial term loan of $35.0 million on April 17, 2024 (the “Initial Loan”) and was provided with a subsequent delayed draw facility of up to $10.0 million that may be provided for additional working capital purposes under certain conditions (the “Delayed Draw” and the loans thereunder, the “Delayed Draw Term Loans”; the financing contemplated by the First Lien Term Loan, collectively with the Estrella Transaction and the payment of the Transaction Consideration, the “Transactions”). The Initial Loan and Delayed Draw Term Loans are collectively referred to as the “First Lien Term Loans.” The proceeds of the Initial Loan were used to finance the Estrella Acquisition, pay off certain existing Estrella indebtedness in connection therewith and pay related fees and transaction costs. The Initial Loan will mature on April 17, 2029, and each Delayed Draw Term Loan will mature on the date that is two years after the drawing of such Delayed Draw Term Loan. The first portion of such Delayed Draw Term Loan of $5.0 million was incurred on May 2, 2024 and the second portion of such Delayed Draw Term Loans of $5.0 million was incurred on July 17, 2024. First Lien Term Loans will be subject to monthly interest payments at a rate of SOFR + 6.00%. Beginning May 2027, MediaCo will be required to make monthly amortization payments equal to 0.8333% of the initial principal amount of the First Lien Term Loans. The First Lien Term Loans are subject to a borrowing base in accordance with the terms of the First Lien Credit Agreement.

Second Lien Term Loan

In addition, MediaCo and its direct and indirect subsidiaries entered into a $30.0 million second lien term loan credit facility, dated April 17, 2024 (the “Second Lien Credit Agreement”), with HPS as term agent, and the lenders party thereto. Under the terms of the Second Lien Credit Agreement, MediaCo was deemed to receive the Second Lien Term Loan of $30.0 million on April 17, 2024 in connection with the consummation of the Estrella Acquisition. The Second Lien Term Loan will mature on April 17, 2029 and will be subject to monthly interest payments at a rate of SOFR + 6.00%. The Second Lien Term Loan is subject to a borrowing base in accordance with the terms of the Second Lien Credit Agreement.

Series B Preferred Stock

In addition, MediaCo issued 60,000 shares of Series B Preferred Stock with an aggregate initial liquidation value of $60.0 million, which Series B Preferred Stock ranks senior and in priority of payment to all other equity securities of MediaCo, including with respect to any repayment, redemption, distributions, bankruptcy, insolvency, liquidation, dissolution or winding-up. Pursuant to the Series B Articles of Amendment, the ability of MediaCo to make distributions with respect to, or make a liquidation payment on, any other class of capital stock in the Company designated to be junior to, or on parity with, the Series B Preferred Stock, will be subject to certain restrictions. Issued and outstanding shares of Series B Preferred Stock will accrue dividends, payable in kind, at an annual rate equal to 6.00% of the liquidation value thereof, subject to increase upon the occurrence of certain trigger events set forth in the Series B Articles of Amendment. The Series B Preferred Stock is (i) mandatorily redeemable after seven years, (ii) redeemable at the Company’s option at any time, or (iii) redeemable upon a change of control, a liquidation event or the occurrence of certain trigger events set forth in the Series B Articles of Amendment, and is not convertible into any other equity securities of the Company. As such, it is classified as a long term liability on the condensed consolidated balance sheet and accrued dividends are classified in Interest expense, net on the condensed consolidated statements of operations.

Network Affiliation and Supply Agreements

On April 17, 2024, in connection with the Estrella Acquisition, Purchaser entered into a Network Program Supply Agreement (the “Network Program Supply Agreement”) with certain subsidiaries of Estrella that operate radio broadcast stations (the “Radio Stations”). Pursuant to the Network Program Supply Agreement, Purchaser has agreed to license certain programs and other material to the Radio Stations for distribution on the Radio Stations’ broadcast channels.

On April 17, 2024, in connection with the Estrella Acquisition, Purchaser entered into a Network Affiliation Agreement (the “Network Affiliation Agreement”) with certain subsidiaries of Estrella that operate television broadcast stations (the “TV Stations”). Pursuant to the Network Affiliation Agreement, Purchaser has agreed to license certain programs and other material to the TV Stations for distribution on the TV Stations’ broadcast channels.

These agreements impact the income from noncontrolling interests in these pro forma income statements.

Variable Interest Entity

The Company determined that the Estrella entities holding the Estrella Broadcast Assets subject to the Option Agreement (the “Estrella VIE”) is a variable interest entity (“VIE”) in which the Company holds a controlling financial interest. The Company’s conclusion that the Estrella VIE is a VIE results from the Option Agreement, which caps Estrella VIE’s right to residual returns. Pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) paragraph 810-10-25-38A and paragraph 810-10-25-38B, a reporting entity (the Company) is deemed to have a controlling financial interest in a VIE if it has both of the following characteristics:

a.	The power to direct the activities of a VIE that most significantly impact the VIE’s economic performance; and

b.	The obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE.

The Company determined that since substantially all of the activities of the Estrella VIE are conducted on behalf of a single VIE holder, and that the Company is the primary beneficiary of the VIE, the remaining assets and liabilities of the Estrella VIE should be consolidated in the Company’s consolidated financial statements as of April 17, 2024.

Basis of Presentation

The following tables set forth unaudited pro forma condensed combined financial information of MediaCo and Estrella (including the Estrella VIE) (together, the “Combined Company”). The unaudited pro forma condensed combined financial statements consist of unaudited pro forma condensed combined statements of operations of the Combined Company for the year ended December 31, 2023, and the nine months ended September 30, 2024. The unaudited pro forma condensed combined balance sheet as of September 30, 2024 is not presented as the historical consolidated balance sheet of MediaCo already reflects the effects of the Transactions.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023 and the nine months ended September 30, 2024, give pro forma effect to the Transactions, the payment of the Transaction Consideration and the funding of the First Lien Term Loan as if they had occurred on January 1, 2023.

The following unaudited pro forma condensed combined financial information is based on and should be read in conjunction with:

a.	the historical audited consolidated financial statements of MediaCo contained in its Annual Report on Form 10-K for the year ended December 31, 2023;

b.
the historical unaudited condensed consolidated financial information of MediaCo as of and for the three and nine months ended September 30, 2024, contained in MediaCo’s Quarterly Report on Form 10-Q for the period ended September 30, 2024;

c.
the historical audited financial statements of Estrella Broadcasting, Inc. as of and for the year ended December 31, 2023, filed as exhibit 99.2 to MediaCo’s Current Report on Form 8-K, filed with the SEC on July 3, 2024; and

d.
the historical unaudited financial statements of Estrella Broadcasting, Inc. as of and for the three months ended March 31, 2024, filed as Exhibit 99.3 to MediaCo’s Current Report on Form 8-K, filed with the SEC on July 3, 2024.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the Transactions occurred (and the Transaction Consideration and First Lien Term Loan been paid and/or funded, as applicable) as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations of the Combined Company. The unaudited pro forma adjustments are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances and are subject to change as additional information becomes available and analyses are performed.

Both MediaCo’s and Estrella’s historical financial statements were prepared in accordance with U.S. GAAP and presented in U.S. dollars. Certain reclassification adjustments were made to conform Estrella’s financial statement presentation to that of MediaCo’s.

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, Business Combinations, with MediaCo as the accounting acquirer. Under ASC 805, assets acquired and liabilities assumed in a business combination are to be recognized and measured at their estimated acquisition date fair value.

The pro forma adjustments are based on preliminary estimates of the fair values of assets acquired and liabilities assumed and information available as of the date of this Current Report on Form 8-K/A. Certain valuations and assessments, including purchase price consideration, property and equipment, intangible assets, income taxes, and goodwill, among other things are preliminary and subject to change.

Actual adjustments may differ from the amounts reflected in the unaudited pro forma combined financial statements, and the differences may be material.

Unaudited Pro Forma Condensed Combined Statement of Operations
Year Ended December 31, 2023
(in thousands, except per share data)

	MediaCo (historical)	Estrella (historical) (as adjusted) (Note 2)	Transaction Adjustments	Notes	Other Adjustments	Notes	Pro Forma
NET REVENUES	$32,391	$90,198	$—		$—		$122,589
OPERATING EXPENSES:
Operating expenses excluding depreciation and amortization expense	32,633	105,991	—		—		138,624
Corporate expenses	5,451	—	—		—		5,451
Depreciation and amortization	568	3,143	3,307	(A)	—		7,018
Gain on disposal of assets	526	(2,329)	—		—		(1,803)
Total operating expenses	39,178	106,805	3,307		—		149,290
OPERATING LOSS	(6,787)	(16,607)	(3,307)		—		(26,701)
OTHER INCOME (EXPENSE):
Interest expense, net	(426)	(20,207)	11,215	(B)	(4,551)	(AA)	(13,969)
Other income	100	—	—		—		100
Gain on extinguishment of debt	—	8,320	—		—		8,320
Impairment loss	—	(6,324)	—		—		(6,324)
Total other (expense) income	(326)	(18,211)	11,215		(4,551)		(11,873)
(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(7,113)	(34,818)	7,908		(4,551)		(38,574)
PROVISION FOR INCOME TAXES	308	186	2,214	(C)	(1,274)	(C)	1,434
NET (LOSS) INCOME FROM CONTINUING OPERATIONS	(7,421)	(35,004)	5,694		(3,277)		(40,008)
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	—	1,948	(D)	—		1,948
PREFERRED STOCK DIVIDENDS	2,415	—	—		—		2,415
NET (LOSS) INCOME FROM CONTINUING OPERATIONS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(9,836)	$(35,004)	$3,746		$(3,277)		$(44,371)

Net loss from continuing operations per share attributable to common shareholders - basic and diluted:	$(0.40)						$(0.84)

Weighted average common shares outstanding:
Basic	24,876		28,206	(E)			53,082
Diluted	24,876		28,206	(E)			53,082

See accompanying Note to Unaudited Pro Forma Condensed Combined Financial Statements

Unaudited Pro Forma Condensed Combined Statement of Operations
Nine Months Ended September 30, 2024
(in thousands, except per share data)

	MediaCo (historical)	Estrella (historical) (Jan 1 - Apr 16)	Transaction Adjustments	Notes	Other Adjustments	Notes	Pro Forma
NET REVENUES	$62,767	$21,732	$—		$—		$84,499
OPERATING EXPENSES:
Operating expenses excluding depreciation and amortization expense	73,969	39,228	—		—		113,197
Corporate expenses	9,154	—	—		—		9,154
Depreciation and amortization	3,305	629	403	(A)	—		4,337
Loss on disposal of assets	5	96,321	(96,321)	(F)	—		5
Total operating expenses	86,433	136,178	(95,918)		—		126,693
OPERATING LOSS	(23,666)	(114,446)	95,918		—		(42,194)
OTHER INCOME (EXPENSE):
Interest expense, net	(7,192)	(6,035)	5,295	(B)	(3,477)	(AA)	(11,409)
Change in fair value of warrant shares liability	34,412	—	—		—		34,412
Other expense	(4)	(22)	—		—		(26)
Gain on extinguishment of debt	—	242,610	(242,610)	(F)	—		—
Impairment loss	—	(3,194)	3,194	(F)	—		—
Total other income (expense)	27,216	233,359	(234,121)		(3,477)		22,977
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	3,550	118,913	(138,203)		(3,477)		(19,217)
PROVISION FOR INCOME TAXES	608	38,162	(38,697)	(C)	(974)	(C)	(901)
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	2,942	80,751	(99,506)		(2,503)		(18,316)
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	1,467	—	—		—		1,467
PREFERRED STOCK DIVIDENDS	851	—	—		—		851
NET INCOME (LOSS) FROM CONTINUING OPERATIONS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$624	$80,751	$(99,506)		$(2,503)		$(20,634)

Net income (loss) from continuing operations per share attributable to common shareholders - basic	$0.01						$(0.38)
Net income (loss) from continuing operations per share attributable to common shareholders - diluted	$0.01						$(0.38)

Weighted average common shares outstanding:
Basic	54,939						54,939
Diluted	55,546						54,939

See accompanying Note to Unaudited Pro Forma Condensed Combined Financial Statements

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(Dollars in Thousands Unless Indicated Otherwise)

Note 1 - Preliminary purchase price allocation

The Company has performed a preliminary valuation analysis of the estimated fair market value of the assets acquired and liabilities assumed in the Transactions and in connection with the payment and/or funding of the Transaction Consideration and the First Lien Term Loan. The following table summarizes the estimated allocation of the preliminary purchase price as of the acquisition date (in thousands).

This estimated preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma condensed combined statements of operations. The final purchase price will be completed when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary calculation used in the pro forma adjustments. The final allocation may include (1) changes in fair values of property, plant and equipment, lease right of use assets, and lease liabilities (2) changes in allocations to intangible assets including goodwill (3) other changes to assets and liabilities, and (4) assessment of tax positions and tax rates.

Cash Consideration	$25,499
Noncash Consideration:
Warrants(1)	70,515
Series B Preferred Stock(2)(3)	31,975
Second Lien Term Loan(2)	26,534
Total Noncash Consideration	129,024
Total Consideration	$154,523

Cash and cash equivalents	$18,124
Accounts Receivable	16,324
Prepaid Expenses	1,838
Current programming rights	3,635
Other current assets	555
Property and Equipment	17,897
Intangible assets, net	127,838
Right of use assets	47,361
Goodwill	14,965
Noncurrent programming rights	6,607
Deposits and other	689
Assets Acquired	$255,833

Accounts payable and accrued expenses	$32,033
Deferred revenue	9,209
Operating lease liabilities	31,109
Finance lease liabilities	3,029
Other liabilities	8,301
Liabilities Assumed	$83,681
Fair value of noncontrolling interests	17,629

Net Assets Acquired	$154,523

(1)	Represents the fair value of 28,206,152 warrants issued in the Estrella Transaction valued at the close price on the day prior to close of $2.50.
(2)	Represents the fair value of the Series B Preferred Stock and Second Lien Term Loan using a required yield of 15.23% and 14.14%, respectively.
(3)	Series B Preferred Stock classified as a liability as it is mandatorily redeemable after 7 years with no equity conversion option.

Transaction Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 2024 and the year ended December 31, 2023

(A)	Reflects the adjustment to depreciation and amortization based on preliminary estimated fair value and estimated useful lives as follows:

	Preliminary Fair Value	Estimated Useful Life (Years)
Customer Relationships	$15,572	15
Time Brokerage Agreement	56	1
Fixed Assets	17,897	5
Total	$33,525

The fair value and useful lives calculations are preliminary and subject to change after the Company finalizes its review of the tangible and intangible assets acquired. The customer relationships will be amortized over its estimated useful life using an accelerated amortization method based on when the value of those customer relationships are expected to be used. The following table summarizes the changes in the estimated depreciation and amortization expense:

	Nine months ended September 30, 2024	Year ended December 31, 2023
Estimated depreciation and amortization expense	$4,337	$7,018
Less: Historical depreciation and amortization expense	3,934	3,711
Pro forma adjustment to depreciation and amortization expense	$403	$3,307

(B)
Reflects the adjustment to interest expense for interest on debt extinguished by Estrella in the Transactions and in connection with the Transaction Consideration and interest expense on the Second Lien Term Loan and Series B Preferred Stock issued as part of the Transactions and Transaction Consideration.

	Nine months ended September 30, 2024	Year ended December 31, 2023
Second Lien Term Loan	$2,951	$3,827
Series B Preferred Stock	$4,358	$5,165
Estimated interest expense	$7,309	$8,992
Less: Historical interest expense	12,604	20,207
Pro forma adjustment to interest expense	$(5,295)	$(11,215)

The Second Lien Term Loan has a variable interest rate and an increase or decrease of 1/8th percent in the interest rate would increase or decrease interest expense by $31 thousand and $52 thousand for the nine months ended September 30, 2024 and the year ended December 31, 2023, respectively.

(C)
Reflects the impact of the pro forma adjustments on income tax calculated using our statutory tax rate of 28% for all periods presented. This represents our U.S. statutory rate during these periods, which differs from our effective rate and does not include the impact of valuation allowances.

(D)	Represents the expected net income from continuing operations attributable to noncontrolling interests held in the Estrella VIE.

(E)
The number of shares used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to reflect the estimated total number of shares of common stock of the Combined Company that would be outstanding as of the Closing Date. All warrant shares will be included in the pro forma basic shares. The pro forma weighted average shares outstanding are calculated as follows:

Year ended December 31, 2023
Historical weighted average common shares outstanding - basic and diluted	24,876
Warrant shares	28,206
Pro Forma weighted average common shares outstanding - basic and diluted	53,082

(F)	Represents the adjustment for loss on asset disposal, gain on debt extinguishment, and impairment loss attributable to the Transactions.

Other Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 2024 and the year ended December 31, 2023

(AA)
Reflects the adjustment to interest expense for interest expense on the First Lien Term Loan issued as part of the Transactions. The First Lien Term Loan has a variable interest rate and an increase or decrease of 1/8th percent in the interest rate would increase or decrease interest expense by $37 thousand and $61 thousand for the nine months ended September 30, 2024 and the year ended December 31, 2023, respectively.

Note 2 - Estrella Reclassification Adjustments

During the preparation of the unaudited pro forma condensed combined financial information, management performed a preliminary analysis of Estrella’s financial information to identify differences in financial statement presentation as compared to the presentation of the Company. Based on a preliminary analysis performed, certain reclassification adjustments have been made to conform Estrella’s historical combined financial statement presentation to the Company’s consolidated financial statement presentation. The Company is currently performing a full and detailed review of its financial statement presentation and accounting policies, which could result in amounts set forth in the Company's consolidated financial statements being materially different from the amounts set forth in the unaudited pro forma condensed combined financial information presented herein.

Refer to the table below for a summary of adjustments made to present Estrella’s historical  statement of income for the year ended December 31, 2023, to conform with the presentation of the Company's historical unaudited consolidated statement of operations for the year ended December 31, 2023.

Estrella Historical Income Statement Line Items	MediaCo Historical Income Statement Line Items	Estrella Year Ended December 31, 2023	Reclassification Adjustments	Notes	Estrella Reclassified Year Ended December 31, 2023
Net Revenues	NET REVENUES	$90,198			$90,198
Operating expenses
Program and technical, exclusive of depreciation and amortization of property and equipment shown below:	Operating expenses excluding depreciation and amortization expense	60,634	45,357	(a)	105,991
Promotional, exclusive of depreciation and amortization shown:		4,588	(4,588)	(a)	—
Selling, general and administrative, exclusive of depreciation and amortization shown below:		40,659	(40,659)	(a)	—
Depreciation and amortization of property and equipment	Depreciation and amortization	3,143			3,143
(Gain)/loss on sale and disposal of property and equipment	Gain on disposal of assets	(2,329)			(2,329)
Impairment of broadcast licenses and long-lived assets	Impairment loss	6,324			6,324
Other expense		110	(110)	(a)	—
Total operating expense	Total operating expenses	113,129	—		113,129
Operating loss	OPERATING LOSS	(22,931)	—		(22,931)
Interest expense	Interest expense, net	20,207			20,207
Gain on extinguishment of debt	Gain on extinguishment of debt	(8,320)			(8,320)
Loss from continuing operations before income taxes	LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(34,818)	—		(34,818)
Income tax provision	PROVISION FOR INCOME TAXES	186			186
Net loss	NET LOSS FROM CONTINUING OPERATIONS	$(35,004)	$—		$(35,004)

a.
Reflects reclassification of $4,588 thousand of Promotional expenses, $40,659 thousand of Selling, general and administrative, and $110 thousand of Other expense to Operating expenses excluding depreciation and amortization expense.